Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Loss for 1st Quarter 2012

LOS ANGELES, CA – (BUSINESS WIRE) – May 15, 2012 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net loss of ($60) thousand, or ($0.20) per diluted common share, for the first quarter of 2012, compared to net loss of ($129) thousand, or ($0.24) per diluted common share, for the first quarter of 2011. The decrease in net loss was primarily due to lower provision for loan losses, higher net gains on sales of real estate owned (“REO”) and lower compensation and benefits expense, which were partially offset by lower net interest income and higher provision for losses on loans held for sale and REO.

Chief Executive Officer, Wayne Kent Bradshaw stated, “We are encouraged by positive trends in asset quality, as well as, the success of strategies to reduce expenses and increase capital.”

First Quarter 2012 Earnings Summary

For the first quarter of 2012, our net interest income before provision for loan losses was $3.7 million, which represented a decrease of $660 thousand, or 15%, from the first quarter of 2011. The $660 thousand decrease in net interest income primarily resulted from a $75.1 million decrease in average interest-earning assets.

Average interest-earning assets for the first quarter of 2012 decreased $75.1 million to $404.7 million from $479.8 million for the first quarter of 2011, which resulted in a $1.2 million reduction in interest income. The decline in average interest-earning assets, primarily loans receivable, reflects our strategy throughout 2011 to maintain our capital ratios above the required regulatory thresholds, in part by shrinking total assets. The annualized yield on our average interest-earning assets decreased 5 basis points to 5.43% for the first quarter of 2012, from 5.48% for the same period a year ago.

Average interest-bearing liabilities for the first quarter of 2012 decreased $58.0 million to $386.1 million from $444.1 million for the first quarter of 2011. The decrease in average interest-bearing liabilities resulted in a $226 thousand reduction in interest expense. The annualized cost of our average interest-bearing liabilities decreased 14 basis points to 1.87% for the first quarter of 2012 from 2.01% for the same period a year ago, and resulted in a decrease of $194 thousand in interest expense.

The provision for loan losses for the first quarter of 2012 totaled $427 thousand compared to $1.2 million for the same period a year ago. The decrease in the provision for loan losses for the first quarter of 2012 was due primarily to the decrease in the size of our loan portfolio from $394.6 million a year ago to $328.8 million at March 31, 2012. The first quarter provision was also impacted by specific loss allocations on loans that became impaired during the quarter and charge-offs that were not reserved for at year-end 2011.

Non-interest income for the first quarter of 2012 totaled $283 thousand compared to $181 thousand for the first quarter of 2011. The $102 thousand increase from the first quarter of 2011 was primarily due to higher net gains on sales of REOs which was partially offset by higher net losses on mortgage banking activities and lower service charges for loan-related fees and retail banking fees.

Non-interest expense for the first quarter of 2012 totaled $3.6 million, compared to $3.5 million for the first quarter of 2011. Higher non-interest expense in the first quarter of 2012 was primarily due to higher provisions for losses on loans held for sale and REO. The $503 thousand of provision for losses on loans held for sale during the first quarter of 2012 was due to charge-offs on two loans that went into foreclosure during the quarter and the recent valuation of the underlying collateral reflected a decrease in values. Partially offsetting these increases were lower compensation and benefits expense, occupancy expense and office services and supplies expense, primarily resulting from two branch closures at the end of 2011.

Income tax benefit totaled $3 thousand for the first quarter of 2012 compared to $86 thousand for the same period in 2011. The Company’s effective income tax rate was 4.76% for the three months ended March 31, 2012 compared to 40.00% for the three months ended March 31, 2011. Income taxes for interim periods are computed by applying the projected annual effective income tax rate for the year to the year-to-date earnings plus discrete items (items incurred in the quarter). The projected annual effective tax rate incorporates certain non-taxable federal and state income items, federal and state tax credits, and expected increases to the valuation allowance for projected deferred tax assets.

Balance Sheet Summary

Total assets were $413.4 million at March 31, 2012, which represented a decrease of $5.1 million, or 1%, from December 31, 2011. During the first quarter of 2012, net loans decreased by $13.0 million, loans held for sale decreased by $580 thousand, securities decreased by $952 thousand, REO decreased by $2.7 million and other assets (primarily income tax receivable) decreased by $1.0 million, while cash and cash equivalents increased by $13.6 million.

Our gross loan portfolio decreased by $13.7 million to $328.6 million at March 31, 2012 from $342.3 million at December 31, 2011, as loan repayments, foreclosures and charge-offs exceeded loan originations during the first quarter of 2012. The decrease in our loan portfolio primarily consisted of a $4.5 million decrease in our five or more units residential real estate loan portfolio, a $5.0 million decrease in our commercial real estate loan portfolio, a $2.4 million decrease in our church loan portfolio, a $660 thousand decrease in our one-to-four family residential real estate loan portfolio and a $809 thousand decrease in our consumer loan portfolio.

Loan originations for the three months ended March 31, 2012 totaled $3.4 million compared to $1.6 million for the three months ended March 31, 2011. Loan repayments for the three months ended March 31, 2012 totaled $14.6 million compared to $6.5 million for the comparable period in 2011. Loans transferred to REO during the first quarter of 2012 totaled $1.8 million, compared to $1.9 million during the first quarter of 2011.

Loans held for sale decreased from $13.9 million at December 31, 2011 to $13.3 million at March 31, 2012. The $580 thousand decrease during the first quarter of 2012 was primarily due to $528 thousand of charge-offs on non-performing loans held for sale.

Deposits totaled $290.4 million at March 31, 2012, down $4.3 million, or 1%, from year-end 2011. During the first quarter of 2012, core deposits (NOW, demand, money market and passbook accounts) decreased by $2.2 million and represented 33% of total deposits at March 31, 2012 and December 31, 2011. Our certificates of deposit (“CDs”) decreased by $2.1 million during the first quarter of 2012 and represented 67% of total deposits at March 31, 2012 and December 31, 2011. Brokered deposits represented 3% of total deposits at March 31, 2012 and December 31, 2011.

Since year-end 2011, FHLB borrowings, subordinated debentures and other borrowings remained unchanged at $83.0 million, $6.0 million, and $5.0 million, respectively. At March 31, 2012 and December 31, 2011, FHLB advances were 20% of total assets and the weighted average cost of advances at those dates was 3.09%.

Stockholders’ equity was $22.8 million, or 6% of the Company’s total assets, at March 31, 2012. At March 31, 2012, the Bank’s Total Risk-Based Capital ratio was 13.61%, its Tier 1 Risk-Based Capital ratio was 12.31%, and its Core Capital and Tangible Capital ratios were 8.71%.

The Company is currently pursuing a Recapitalization Plan to increase equity capital and reduce debt and senior securities, including a sale of common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

Non-performing assets (“NPAs”) include non-accrual loans and real estate owned through foreclosure or deed in lieu of foreclosure (“REO”). NPAs at March 31, 2012 were $46.8 million, or 11.33% of total assets, compared to $50.1 million, or 11.97% of total assets, at December 31, 2011. At March 31, 2012, non-accrual loans were $42.5 million compared to $43.1 million at December 31, 2011. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings (“TDRs”) that do not qualify for accrual status.

Our total delinquencies and our total classified loans, which include non-accrual loans, have declined at each quarter-end since December 31, 2010. In addition, at March 31, 2012, approximately $22.5 million, or 53%, of our non-accrual loans were paying currently. The non-accrual loans at March 31, 2012 included 29 church loans totaling $23.0 million, 21 one-to-four family residential real estate loans totaling $8.4 million, 13 commercial real estate loans totaling $5.8 million, 9 five or more units residential real estate loans totaling $5.0 million, a land loan for $296 thousand, and a consumer loan for $70 thousand.

During the first quarter of 2012, REO decreased by $2.7 million to $4.3 million at March 31, 2012, from $7.0 million at the end of 2011. At March 31, 2012 the Bank’s REO consisted of three one-to-four family residential properties and eight commercial real estate properties, six of which are church buildings. As part of our efforts to reduce non-performing assets, we sold five REO properties for total proceeds of $4.0 million, and recorded a corresponding net gain of $272 thousand, during the first quarter of 2012.

At March 31, 2012 our allowance for loan losses was $15.5 million, or 4.71% of our gross loans receivable, compared to $16.2 million, or 4.73% of our gross loans, at year-end 2011. The ratio of the allowance for loan losses to NPLs, excluding loans held for sale, decreased to 40.96% at March 31, 2012, compared to 42.85% at year-end 2011. Despite the decrease in the allowance ratio, management believes that the remaining loss potential has been reduced as certain losses inherent in our NPLs have been recognized as charge-offs which resulted in a lower ratio of the allowance for loan losses to NPLs. As of March 31, 2012, 67% of our NPLs had already been written down to their adjusted fair value less estimated selling costs, by establishing specific reserves or charged-off as necessary.

Impaired loans at March 31, 2012 were $57.3 million compared to $56.5 million at December 31, 2011. Specific reserves for impaired loans were $2.9 million, or 5.00% of the aggregate impaired loan amount at March 31, 2012, compared to $3.0 million, or 5.28%, at December 31, 2011. Excluding specific reserves for impaired loans, our coverage ratio (general allowance as a percentage of total non-impaired loans) was 4.65% at March 31, 2012, compared to 4.62% at December 31, 2011.

Net loan charge-offs during the first quarter of 2012 were $1.1 million, or 1.30% of average loans, compared to $707 thousand, or 0.66% of average loans, during the first quarter of 2011. Of the $1.3 million gross charge-offs during the first quarter of 2012, $85 thousand were specifically reserved for at year-end 2011. The $1.2 million of charge-offs that were not reserved for at year-end 2011 were primarily related to loans that are in foreclosure and the recent valuation of the underlying collateral reflected a decrease in values. Charge-offs in church loans totaled $643 thousand and represented 51% of charge-offs during 2012. Charge-offs in one-to-four family residential real estate loans totaled $425 thousand and represented 33% of charge-offs during 2012. Charge-offs in commercial real estate loans totaled $204 thousand and represented 16% of charge-offs during 2012.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or Sam Sarpong, Chief Financial Officer, (323) 556-3224; or investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash	$13,572	$12,127
Federal funds sold	31,605	19,470

Cash and cash equivalents	45,177	31,597
Securities available for sale, at fair value	18,027	18,979
Loans receivable held for sale, net	13,277	13,857
Loans receivable, net of allowance of $15,488 and $16,194	313,276	326,323
Accrued interest receivable	1,601	1,698
Federal Home Loan Bank (FHLB) stock, at cost	3,901	4,089
Office properties and equipment, net	4,548	4,626
Real estate owned (REO)	4,335	7,010
Bank owned life insurance	2,629	2,609
Investment in affordable housing partnership	1,629	1,675
Deferred tax assets	828	850
Other assets	4,155	5,161

Total assets	$413,383	$418,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$290,352	$294,686
Federal Home Loan Bank advances	83,000	83,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	335	813
Other liabilities	5,904	5,962

Total liabilities	390,591	395,461

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 9,000 shares of Series D at March 31, 2012 and December 31, 2011; liquidation preference of $10,181 at March 31, 2012 and $9,731 at December 31, 2011	8,963	8,963
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 6,000 shares of Series E at March 31, 2012 and December 31, 2011; liquidation preference of $6,788 at March 31, 2012 and $6,488 at December 31, 2011	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 985,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2012 and December 31, 2011; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at March 31, 2012 and December 31, 2011	3,657	3,657
Preferred stock discount	(896)	(994)
Common stock, $.01 par value, authorized 8,000,000 shares at March 31, 2012 and December 31, 2011; issued 2,013,942 shares at March 31, 2012 and December 31, 2011; outstanding 1,744,565 shares at March 31, 2012 and December 31, 2011	20	20
Additional paid-in capital	10,844	10,824
Accumulated deficit	(2,904)	(2,558)
Accumulated other comprehensive income, net of taxes of $400 at March 31, 2012 and December 31, 2011	578	571
Treasury stock-at cost, 269,377 shares at March 31, 2012 and December 31, 2011	(3,444)	(3,444)

Total stockholders’ equity	22,792	23,013

Total liabilities and stockholders’ equity	$413,383	$418,474

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2012	2011
Interest and fees on loans receivable	$5,330	$6,384
Interest on securities	148	181
Other interest income	16	9

Total interest income	5,494	6,574

Interest on deposits	975	1,239
Interest on borrowings	833	989

Total interest expense	1,808	2,228

Net interest income before provision for loan losses	3,686	4,346
Provision for loan losses	427	1,240

Net interest income after provision for loan losses	3,259	3,106

Non-interest income:
Service charges	153	182
Net losses on mortgage banking activities	(166)	(25)
Net gains (losses) on sales of REO	272	(15)
Other	24	39

Total non-interest income	283	181

Non-interest expense:
Compensation and benefits	1,589	1,809
Occupancy expense, net	287	354
Information services	213	227
Professional services	108	168
Provision for losses on loans held for sale	503	20
Provision for losses on REO	160	80
FDIC insurance	217	283
Office services and supplies	109	142
Other	419	419

Total non-interest expense	3,605	3,502

Loss before income taxes	(63)	(215)
Income tax benefit	(3)	(86)

Net loss	$(60)	$(129)

Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities available for sale	$7	$(15)
Income tax effect	—	6

Other comprehensive income (loss), net of tax	7	(9)

Comprehensive loss	$(53)	$(138)

Net loss	$(60)	$(129)
Dividends and discount accretion on preferred stock	(286)	(283)

Loss available to common shareholders	$(346)	$(412)

Loss per common share-basic	$(0.20)	$(0.24)
Loss per common share-diluted	$(0.20)	$(0.24)
Dividends declared per share-common stock	$—	$—
Basic weighted average shares outstanding	1,744,565	1,743,965
Diluted weighted average shares outstanding	1,744,565	1,743,965

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

(Unaudited)

	As of March 31,
	2012		2011
Regulatory Capital Ratios:
Core Capital Ratio	8.71%		8.71%
Tangible Capital Ratio	8.71%		8.71%
Tier 1 Risk-Based Capital Ratio	12.31%		11.70%
Total Risk-Based Capital Ratio	13.61%		12.98%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	11.50%		11.10%
Non-performing assets as a percentage of total assets	11.33%		11.52%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.71%		5.32%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	40.96%		47.93%
Allowance for losses as a percentage of non-performing assets	34.38%		40.70%
Net loan charge-offs (recoveries) as a percentage of average loans for three months ended March 31	1.30	%(A)	0.66	%(A)
Non-performing assets:
Non-accrual loans
Loans receivable, net	$37,815		$43,796
Loans receivable held for sale	4,692		5,982

Total non-accrual loans	42,507		49,778
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	4,335		5,123

Total non-performing assets	$46,842		$54,901

	Three Months ended March 31,
	2012		2011
Performance Ratios:
Return on average assets	(0.06	%)(A)	(0.11	%)(A)
Return on average equity	(1.04	%)(A)	(1.55	%)(A)
Average equity to average assets	5.56%		6.88%
Non-interest expense to average assets	3.47	%(A)	2.90	%(A)
Efficiency ratio (1)	74.12%		75.15%
Net interest rate spread (2)	3.56	%(A)	3.47	%(A)
Net interest rate margin (3)	3.64	%(A)	3.62	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

(Unaudited)

	Three Months ended March 31,
	2012	2011
Total assets	$413,383	$476,734
Total gross loans, excluding loans held for sale	$328,764	$394,613
Total equity	$22,792	$32,558
Average assets	$415,985	$482,793
Average loans	$348,877	$427,883
Average equity	$23,108	$33,201
Average interest-earning assets	$404,721	$479,775
Average interest-bearing liabilities	$386,057	$444,106
Net loss	$(60)	$(129)
Total income	$3,969	$4,527
Non-interest expense	$3,605	$3,502
Efficiency ratio	74.12%	75.15%
Non-accrual loans	$42,507	$49,778
REO, net	$4,335	$5,123
ALLL	$15,488	$20,991
Allowance for loss on loans held for sale	$418	$1,301
REO-Allowance	$198	$52
Interest income	$5,494	$6,574
Interest expense	$1,808	$2,228
Net interest income	$3,686	$4,346
Net loan charge-offs (recoveries)	$1,133	$707